Exhibit 99.1
          United States Lime & Minerals, Inc. – News Release

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400
UNITED STATES LIME & MINERALS REPORTS
RECORD FIRST QUARTER 2006 RESULTS
     Dallas, Texas, May 3, 2006 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported record first quarter 2006 results: Revenues in the first quarter 2006 increased to a record $28,297,000 from $19,772,000 in the first quarter 2005, an increase of $8,525,000, or 43.1%. Revenues from the Company’s lime and limestone operations increased $7,947,000, or 40.2%, including $4,785,000 of revenues from the Company’s St. Clair (Oklahoma) operations acquired at the end of 2005. Revenues in the 2006 quarter also included $578,000 from the Company’s interests in the initial production from three natural gas wells drilled pursuant to the Company’s oil and gas lease covering its Johnson County, Texas property, which is located in the Barnett Shale Formation.
     The Company reported record first quarter net income of $2,297,000 ($0.37 per share diluted) for the first quarter 2006, compared to net income of $1,495,000 ($0.25 per share diluted) for the first quarter 2005, an increase of $802,000, or 53.6%. Net income for the 2006 quarter included a reduction of $550,000 ($0.09 per share diluted), for the cumulative effect of change in accounting principle, reflecting the write off of deferred stripping costs ($740,000, less $190,000 income tax benefit), as now required by EITF Issue No. 04-6. The impact of stock-based compensation expense related to stock options in accordance with SFAS 123(R) was not material to the first quarter 2006, reducing net income by $45,000 ($0.01 per share diluted).
     The Company’s gross profit for the 2006 quarter was $6,396,000, compared to $4,389,000 for the comparable 2005 quarter, an increase of $2,007,000, or 45.7%. Included in gross profit for the 2006 quarter were $502,000 from the Company’s natural gas interests and $599,000 from the St. Clair operations. The increases in revenues and gross profit from lime and limestone operations were primarily due to average price increases of 8.2% for the Company’s products in the 2006 quarter compared to the 2005 quarter and increased sales volumes from the Company’s other lime and limestone operations, as well as the revenues and gross profit from the St. Clair operations.
     The Company’s natural gas interests revenues were from its 20% royalty and 20% working interests in the three gas wells, one of which began production in early February, and two of which began production in mid-March, 2006. The Company is participating in a fourth well, with completion expected in May 2006. Under the lease agreement, the lease operator is required to continually develop the leased properties. The Company currently intends to participate in additional gas wells expected to be drilled during 2006, but cannot predict the number that will be drilled or their results.
     “The integration of our new St. Clair operations has gone well during the first quarter and we are pleased to report that the quarter also included the first production and revenues from our natural gas interests,” said Timothy W. Byrne, President and Chief Executive Officer. “During the quarter, we saw increased lime demand from our steel customers, which is continuing into the second quarter,” Mr. Byrne added. “The construction of the third kiln in Arkansas is on target, and we anticipate bringing it on line this summer.” Mr. Byrne concluded, “Lastly, prices for our lime and limestone products have remained strong, and we were able to report record gross profit and net income for the first quarter despite continuing increases in fuel, electricity and transportation costs during the period.”

     United States Lime & Minerals, Inc., a Nasdaq-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products supplying primarily the construction, steel, municipal sanitation and water treatment, paper, chemical, roof shingle, agriculture and glass industries. The Company serves markets in the Southwestern and South-Central United States through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company – Houston, U.S. Lime Company – Shreveport and U.S. Lime Company – St. Clair. The Company also owns natural gas interests pursuant to an oil and gas lease on its Johnson County, Texas property, located in the Barnett Shale Formation.
     Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
(Tables Follow)

United States Lime & Minerals, Inc.
Condensed Consolidated Financial Data
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended March 31,
INCOME STATEMENTS	2006	2005
		As Restated(1)
Revenues
Lime and limestone operations	$27,719	19,772
Natural gas interests	578	—

Total	$28,297	19,772

Gross profit	$6,396	4,389
Operating profit	$4,692	2,989

Interest expense	836	1,138
Other expense (income), net	24	(18)
Income tax expense	985	374

Net income before cumulative effect of change in accounting principle	$2,847	1,495
Cumulative effect of change in accounting principle, net of $190 income tax benefit (2)	(550)	—

Net income	$2,297	1,495

Income per share of common stock:
Basic before cumulative effect of change in accounting principle	$0.47	0.26
Cumulative effect of change in accounting principle	(0.09)	—

	$0.38	0.26

Diluted before cumulative effect of change in accounting principle	$0.46	0.25
Cumulative effect of change in accounting principle	(0.09)	—

	$0.37	0.25

Weighted average shares outstanding:
Basic	6,087	5,861
Diluted	6,255	5,984

	March 31,	December 31,
	2006	2005 (Audited)
BALANCE SHEETS
Assets:
Current assets	$23,936	21,994
Property, plant and equipment, net	105,853	99,301
Other assets, net	1,916	1,729

Total assets	$131,705	123,024

Liabilities and Stockholders’ Equity:
Current liabilities	$15,526	11,455
Long-term debt, excluding current installments	52,286	51,667
Other liabilities	1,664	1,681
Stockholders’ equity	62,229	58,221

Total liabilities and stockholders’ equity	$131,705	123,024

(1)	Lime and limestone revenues for the first quarter 2005 have been restated to include $4,306,000 of external freight billed to customers with related costs included in costs of revenues, resulting in no change in gross profit, operating profit, or net income.

(2)	Reflects the write-off, as now required by EITF Issue No. 04-6, of $740,000 of deferred stripping costs that were being carried as capitalized other assets on the Company’s balance sheet.
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